WidePoint Corporation
First Quarter Earnings Conference Call
May 10, 2007

Operator:    Good afternoon, my name is Coretta and I will be your conference operator today. At this time I would like to welcome everyone to the WidePoint Corporation First Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to pose a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

        It is now my pleasure to turn the floor over to your host, Ms. Julie Marshall, President of Hawk Associates. Ma'am, you may begin your conference.

Julie Marshall:    Thank you, Coretta. Good afternoon. This is Julie Marshall, President of Hawk Associates. Welcome to the WidePoint First Quarter 2007 conference call. On the phone today are Steve Komar, CEO of WidePoint, Jim McCubbin, the company’s Chief Financial Officer, and Dan Turissini, WidePoint’s Chief Technology Officer and CEO of subsidiary ORC.

        I would like to begin by reading the company’s safe harbor statement and then we will hear from Steve, Jim and Dan, before they take your questions.

        This afternoon’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the company’s control. Those risks may cause actual results, performance, or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those details in the company’s periodic filings with the Securities and Exchange Commission.

        Now, here is Steve with his opening remarks.

Steve Komar:    Thank you Julie. I’m Steve Komar and as Chairman and CEO of WidePoint, I’d like to welcome you all to the company’s First Quarter 2007 Investor Conference Call, and to once again, thank you for your continued proactive interest in WidePoint.

        Following my opening comments, I’ll pass the microphone to Jim who’ll discuss in more detail the financial results for the first quarter and then on to Dan Turissini to talk about some of the operational and business development aspects of our activities.

        To begin, in SEC filings and a press release issued earlier today, we the company advised that we achieved $2.9 million in revenue for the quarter ended and that our PKI credential and managed services revenues grew approximately 40% from the prior year comparable quarter.

        Our consulting services revenue grew modestly versus that same comparable quarter reflecting some softness in selected markets. We did realize a net loss. Our net loss per share remained unchanged from the prior year’s comparable quarter at minus $0.01 per share. Interestingly enough, we realized a small modest but positive cash flow provided from our operating activities for the quarter. Jim will obviously expand on this in greater detail in his comments.

        In terms of events, during the first quarter of 2007 literally no major HSPD-12 PKI contracts were awarded by the federal government. Early in April the GSA reawarded its HSPD-12 managed services contract. ORC was not on the winning team. However that contract has been protested a second time and its future and timing are in doubt. This event has no doubt contributed to the delay in federal agency decision making as regards HSPD related solutions on a year-to-date basis.

        On the other hand, at quarter end, ORC signed a substantial funded contract with a major government integrator, providing for an enterprise wide PKI based smart ID system. That contract and this relationship is already underway and well into the implementation phase. This event along with what we’re seeing as increased activity at the state and local level for federally compliant PKI certificates have been the focal points of our recent marketing efforts. Dan will expand on these and other business development activities in his comments.

        Looking forward for a moment, we believe that we remain well positioned competitively, that pricing for ECA and ACES certificates and services have remained steady and that increased demand from integrators and state and local governments may well offset much of the delayed implementations by the federal agencies.

        With that, I would like to thank you for your attention and pass the microphone to Jim.

Jim McCubbin:     Hello everyone. My name is Jim McCubbin; I'm the company’s Chief Financial Officer.

        The first quarter of 2007 was a very productive quarter for us at WidePoint as Steve has pointed out. We won several contracts and renewals, started several joint ventures in new services areas associated with Homeland Security and First Responder programs, and continue to witness additional incremental growth within our ECA programs along with realizing an approximate renewal rate of 80% on our ECA credentials year-over-year — all positive events priming the pump we believe for future financial success for the company.

        On the financial front as the results of the delay associated with the federal government’s budget issues and subsequent rebidding of the GSA HSPD-12 contract during the quarter as we had discussed in our recent annual call, of course delayed some of the recent positive momentum associated with revenue growth from the past quarter. This should not come as a surprise, but given our vision into those matters at the time, we still were responsive enough to focus on other revenue producing areas of the business and continued our quarter over quarter comparative positive performance.

        Given the market place we’re working within, we will at times see choppiness given both seasonality and contract delays and award.

        Moving on and given these events, revenues for the three month period ended March 31, 2007 were approximately $2.8 million as compared to approximately $2.7 million for the three month period ended March 31, 2006. The increase in revenues were primarily attributable to growth within our PKI credentialing and managed service segment augmented by slight increase within our consulting services segment. Our PKI credentialing and managed services segment experienced revenue growth of approximately 40% with revenues increasing approximately $87,000 from approximately $223,000 for the quarter ended March 31, 2006 to approximately $310,000 for the quarter ended March 31, 2007. We issued 2,843 PKI credentials for the three months ended March 31, 2007 as compared to 1,733 PKI credentials for the three months ended March 31, 2006.

        We do believe that PKI credential sales should continue to increase as we fulfill recent contract wins and we witness the continued adoption of the ECA program by the Department of Defense and the HSPD-12 program is further rolled out and adopted by the federal government agencies and departments.

        Looking at cost of sales, we witnessed a slight increase in our costs primarily attributable to higher fringe benefit costs along with slightly higher direct labor costs. Some of those costs were directly found within our PKI segment as we went through additional annual audit costs and some updates that drove cost left within that segment.

        Of the cost increases we witnessed, we believe they were relatively minor comparison to the upside and potential future award opportunities that we believe we will experience in the future.

        Looking at SG&A we also witnessed a slight increase primarily attributable to higher bid and proposal costs and some additional non-recurring legal expenses associated with contract document review costs.

        The increased investment in the bid and proposal costs we do believe represents money well spent given the potential opportunities. And while we do attempt to manage the resources of the company efficiently, we do choose to make these investments as we are attempting to build and grow the company. We do, as a team, believe making these investments and continuing to do so is in the best interest of all of our stakeholders.

        The remaining other costs within depreciation and interest income net did not materially change, and as a result we did realize a net loss for the three month period ending March 31, 2007 of approximately $376,000 or $0.01 per share as compared to the net loss of approximately $258,000 or $0.01 per share for the three months ended March 31, 2006.

        Given these events, we still managed to provide net cash from operating activities for the quarter ended March 31, 2007 as Steve had said, of approximately $3,000. In factoring in amortization and 123-R expenses of approximately $173,000, we witnessed a net loss excluding those items of approximately $203,000. Again we have done this all while making additional investments within the company.

        So ladies and gentlemen, for the quarter, we grew revenues within both segments of our business, won additional contracts, positioned the company with additional partners and opportunities, while maintaining cash and cash equivalents at approximately $2.7 million; working capital at approximately $3.5 million and incurring no senior debt. As a result of our actions and performance in the first quarter of 2007, we continue to maintain a financial base upon which to continue to execute our business strategy in 2007.

        That’s the wrap-up from the financial review of the company for the first quarter 2007. So, here’s back to you, Steve. Thank you very much.

        Steve Komar:     Thank you, Jim. Appreciate it.

        I’d like to now pass it on to Dan Turissini as advertised to talk about some of the activities during the quarter and some of our business development activity. Dan, if you would.

Dan Turissini:     Thank you. Good afternoon. We want to start by talking a little bit about what we’ve been doing and where we’ve been focusing over the last quarter. As some of you may know I’ve gotten a lot of phone calls over the last couple of months. We are in the process of reconstructing and rebuilding some of our expiring entities and going through our audit processes so we’ve been spending a lot of time working and enhancing our capabilities and providing our true full availability and superior services to our customer base.

        Our customer base has still been growing at a constant, yet not dramatic rate as of yet. Steve spoke first about the HSPD-12 efforts and we see that the GSA efforts and where they’ve gone with their managed service offering, has slowed down the adoption of HSPD-12 within the government. So, in the past three months what we’ve done is turned our focus back to the other pieces of this opportunity including those affected with the ECA program and the ACES program. But not to leave that yet, we did win an effort with a major contractor to the federal government who is building and going to use our managed service for their own internal PIV implementation where they will be able to use these capabilities both inside their environment and outside. On our current customer base, our Federal Trade Commission contract not only renewed the next year’s annuity but increased the user base from last year.

        On the other fronts, we’ve been very active with numerous systems integrators focusing on deploying the First Responder credentials that are necessary and being promoted out of the Department of Homeland Security in the state and local municipalities. We are working with a lot of the IT integrators that are already in place in many of these locations and are bringing us on board as the federal compliant authentication mechanism for these folks. We are in the middle of deploying an initial 3,000 credentials in several states in a small pilot and we are looking at that as a huge growth area over the next 12 to 18 months.

        On the ECA front again we are seeing steady growth, almost doubled from last year as a monthly occurrence of not only renewals but new customers in that state. We are working directly with the Department of Defense on increasing the need and the mandate requirements. As many of you saw last year, there was a mandate that was put out for July. There was some confusion I guess on how that was being enforced and we’re working with the DOD to get stronger language out of the department relative to the use for signing e-mail and other applications throughout the DOD.

        Finally, we are working with various other industries that are now looking towards this federal capability and its federal compliance to meet the mandates of things such as HIPAA and Sarbanes-Oxley, and the accountability rules required by the federal government and that includes the health care, insurance and hospitality industries.

        Finally, we’ve been doing some work on the Hill, helping some of the law makers in this area craft the words necessary to help with the deployment, the mandating, and as well as the enforcement to work with the protection and help with the protection of the citizen’s identity throughout the country.

        So again, we’ve seen a constant and steady growth throughout the states however we’ve not see the dramatic growth yet that we hoped to see and as it leads to HSPD-12 we see that as a somewhat slower and where we thought this was going to be a leader in ‘07, it looks like that is going to be a follower so we’re going to focus more on the ECA and ACES programs.

        That’s the summary and we look forward to your questions and I pass it back to Steve.

Steve Komar:     Thank you, Dan. I appreciate that. I think that we are about ready to open the floor to question and answer and if I could ask Coretta the operator to help us out with that.

Operator:     At this time as a reminder, if you would like to pose a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Again, that is star then number one on your telephone keypad.

        Your first question is coming from Sam Donaldson, private investor.

Sam Donaldson:     Well, you know, I have a question that if I understood all of the designations that you have been discussing, probably the answer is already there. But since I don’t, let me ask it in general terms and see if you could answer in general terms.

        This time last year there was great optimism. We had been certified by the GSA to receive contracts and to have government entities make contracts with us for what I understood to be very possible lucrative business because of the President’s directive for certificates that all the branches of the government would need. I think at that time we were optimistic to believe that we would get, if I remember the quote, perhaps 60% of the business and of course our stock price reflected that optimism.

        Now my general question is, the set backs that we've experienced, and I understand some of them are far beyond the control of our management, are these set-backs that appear to be temporary which we can overcome and once again be positioned to be the dominant provider in a very lucrative field or has the landscape changed so that now we’re in a much more tougher competitive position and it may not be that easy?

Dan Turissini:     I think the answer to that question is that we’re still very optimistic and I think we have a very strong hold and I don’t doubt that we can still attain 60% of this market. The problem has been that the market has not come in a timely fashion at this time. So, it’s not that we are losing dramatically, as a matter of fact, the tasking that’s been funded we have a lion’s share of. But, for some reason as you know, the way politics goes, and I think a lot of it’s attributed to the budget problems we had this year in Congress as well as the war, the money has just not flown as readily as we’d hoped.

Sam Donaldson:     If I may follow up if that’s permitted. I understood the budget’s crunch, that’s what I meant by something we couldn’t control, but if I understand you correctly, A – these government entities must, at some point, buy these certificates and will have to have the funds from this new Congress, I take it, to do so; and B – you are then saying to us that we are still in roughly the fine position that you thought we were in last year when this budget crunch wasn’t present.

Dan Turissini:     That's correct.

Sam Donaldson:     Thank you.

Operator:     Thank you. Your next question is coming from Gerald Farber of Robeco. Please go ahead.

Gerald Farber:     Hi. You said in passing that HSPD-12 is now a follower rather than a leader. What time frame, what thoughts do you have just following the prior discussion, what evidence, what timing might there be in terms of mandatory commitment, budget flow, in this area? Or is this for some reason a permanent impairment of the total program or if not, can we put some frame work on how long the delay has been, when must the delay cease, and when should funding pick up, and when should activity pick up for you guys?

Dan Turissini:     So the simple answer to that question is a small lesson on government budgeting and the funding process. Here we are mid way through the year and for most of the year Congress did not approve a fiscal year ‘07 budget which meant they were on continuing resolution. Each month they gave them enough money just to get by. Sometime just a couple of weeks, months ago, they decided they were going to be on a continual continuing resolution which basically said we’re going to fall back to ‘06 budget and you’re not going to get the money you requested for ‘07. So the levels of money were set and backed down to ‘06. My understanding was that it was even worse than that. It was mostly only operational and maintenance. There was no new program money. They did that because they were so far into the year and they decided rather than try to ferret it out and work out ‘07, they were going to be diligent and work hard on ‘08. So, if you can trust Congress, what that means is that the money that was budgeted for, but not funded in ‘07 and some of the money for ‘08 should be reclaimed and assigned out of Congress by one October of this year.

Gerald Farber:     Okay. Now, there is within the Homeland Security Act I believe, help us out here, mandatory adoption of the various stipulations and regulations at some point in the future. That’s an enacted law I presume. What is the time frame on that and I think you said that we really should be thinking about activity picking up sometime toward October of this year given the budgetary cycle, but can you just overlay the mandatory aspects of the act and when agencies must conform to that?

Dan Turissini:     Yes, the directive outlines a schedule that the next milestone is October 28 of this year, which at that time all employees with less than five years and newly hired employees will have the new credential. Then by October of the following year ‘08, all government employees were supposed to have that. Now as you can imagine, and you can do the queuing, we are — as the government — we are collectively behind on that goal. There is not a full funding for the capability to be completed by, the departure milestone to be completed by this October so the hope is that FY 08 money will be available to make that up and complete the full mandate by October 28 of ‘08.

Gerald Farber:     So, that’s the likely scenario?

Dan Turissini:     That is the scenario that the government is pursuing.

Gerald Farber:     One of the recent events is the — one final follow-up that I believe Jim McCubbin made — the GSA has recently made some movements in the space which may generate activity with GSA finally granting some contracts or something to that affect. Is that of any consequence and what is that all about?

Dan Turissini:     Well that is what Mr. Komar started off his discussion about. They did reaward an old contract that was originally awarded to BearingPoint, protested and then denied — the contract was taken away. It was reissued recently to EDS. It is currently under protest so there’s not a whole lot else I can say about that. Even if, the bottom line is even if that is completed, it only offers right now, maybe 400,000 credentials and it won’t be issuing until later this summer.

Gerald Farber:     Okay, thank you.

Operator:     Thank you. Your next question is coming from Peter Spinner of Trellus Capital. Please go ahead.

Peter Spinner:     Hi guys. A couple of questions; quick questions. Just first try to explain maybe I didn’t understand, but that October deadline, is your sense that there’s going to be at least some, last year kind of got a free for all, real push in that deadline. Will that be much less this year do you think?

Dan Turissini:     I don't understand the question - less of what?

Peter Spinner:     Well coming into that deadline with the budget problems we’ve had to this point, assuming they get money to spend by that deadline, I mean you don’t have a lot of time, so what are the next couple of months going to look like? I guess that . . .

Dan Turissini:     That’s hard to tell. The wild card right now is the war and that’s where all the budget talk is being done about right now. The bottom line is on the government’s side, right now we’re only talking about this three million users and have the opportunity of 15 to 17 million. On that piece right now if the President doesn’t get what he needs out of Congress, he’s going to go and get the money for the war out of the rest of the government. The government is holding onto that. They all know how this is a possibility and they’re all waiting to make final decisions before the gauntlet comes down and I guess the basket gets passed around. We’re just in a funny budget situation right now and the wildcard is the war. Tomorrow Congress could just grant all the money the President’s asking for and that will relieve the hold on the monies that’s out there right now throughout the government.

Jim McCubbin:     Peter, that’s one of the reasons, this is Jim, that we’ve been making sure that we focus on the whole portfolio of opportunities out there. The DOD environment, the First Responder environments, the other environments which are larger than HSPD-12 for the non-DOD agencies, are still seeing momentum and seeing funding and money. That’s where we’ve been smart enough to kind of make sure we’ve been positioned very strongly. So, we believe HSPD-12 is going to happen in ‘07 and ‘08. The GSA believes it. The GSA still wants to roll out two million users in that environment. But at the same time we’re not going to rely upon just that in building out this business space when we have a very large other area that we can be focusing on as well, an area where we’ve been continually successful.

Operator:     Thank you. Your next question is coming from Peter Finnican, a private investor. Please go ahead.

Peter Finnican:     Thank you. Could you explain the contract that’s in dispute? Is WidePoint party to that dispute or is it, from what you’ve mentioned EDS and Bearing Point?

Steve Komar:     Peter, we can tell you simply that WidePoint is not involved in that contract nor is it involved in any protest of that contract.

Peter Finnican:     My understanding then I guess is — is that contract then holding up the process? For lack of a better understanding…what’s the significance of that dispute?

Dan Turissini:     It adds to the confusion of what people need to do to go forward. Absolutely.

Peter Finnican:     Got you. Okay. And the resolution of that, I know we can never predict the vagaries of disputes between governments and vendors, but is there any resolution in sight?

Dan Turissini:     And what you’ve got to look at is what does resolution mean?

Peter Finnican:     True.

Dan Turissini:     One of the things we’re doing and banking on, because our marketing activities continue in this space, and we are getting some of the small agencies interested in joining up with what we’re doing. One of the resolutions is that it’s not resolved and everybody goes their own way. The government is trying to do some coordinated efforts, that’s not always efficient in the government, so we have separate offering that “compete with this” all sponsored by GSA. The bottom line is yes it’s adding to confusion and making it harder for the decision makers to make a final decision.

Peter Finnican:     I guess my last comment is it seems that the stock has been under tremendous amount of pressure lately, obviously there’s nothing you guys can do about that other than just the results of the company which would underpin the stock price, does there seem to be any particular groups that have shown up on your doorstep demanding anything? Have you heard from any groups that own the stock?

Jim McCubbin:     I'm sorry. You mean are you . . .

Steve Komar:     Current investors.

Jim McCubbin:     Current investors?

Peter Finnican:     Yes.

Jim McCubbin:     So, your question is have there been any large investors showing up at our door?

Peter Finnican:     No. I realize the Carl Icahn is not going to show up at your door at this particular moment. Let’s hope the company gets big enough where he would be interested. But are there any holders like that are doing a Carl Icahn and calling up and giving pressure? There seems to be tremendous pressure on the stock. It goes down every day.

Jim McCubbin:     All of our shareholders to date have been very supportive. They’ve called up and asked questions and we’ve been very helpful in trying to answer those questions and communicative. There’s been nobody who’s been, I think you’re saying, aggressive or an activist shareholder trying to make or elicit changes?

Peter Finnican:     Yes. There’s been no group that has shown up?

Jim McCubbin:     Not that we’re aware of.

Steve Komar:     No, Peter.

Jim McCubbin:     Everybody’s been extremely supportive.

Peter Finnican:      I’ve been buying the stock everyday going down so...

Steve Komar:     There’s probably a little bit of an element of frustration here tied to the question that we all talk about which we call the when question. That frustration is felt here with the management team, I think, no more, no less than with our investors. To answer your questions specifically, no, we have not experienced anything like that.

Peter Finnican:     No, there’s no question…stocks — I’ve been invested for a while and I own hundreds of thousands of shares of your stock – and there is no question that when there’s no news, stocks go under pressure. It is unfortunate the way that happens. But, I’m still enthusiastic about your story. I hope it works out and I thank you for your time.

Dan Turissini:     Thank you, Peter.

Operator:     Thank you. As a reminder, if you'd like to pose a question, press star, then the number one on your telephone keypad.

        Your next question is coming from Sean Carey of XO Risk Management. Please go ahead.

Sean Carey:     Good afternoon, gentlemen.

Male Speaker:     Good afternoon.

Sean Carey:     Some of the questions I had people have already asked and you guys have done a great job in answering. I did, I suppose from everyone that’s spoken thus far, there does seem to be a certain amount of confusion because the story has changed a certain amount. I believe you guys have a great story. I think it needs to be retold and reexplained. Are there any plans in the future to sort of get out there and tell the investment community really what’s going on at WidePoint because obviously the HSPD-12 thing is as you’ve just said is going to be more of, put in play later than scheduled. You know, I think people are a little bit confused as to what the potential for your other parts of your business are going forward. A lot of last year was talking about the possible impact of HSPD-12.

Jim McCubbin:     Shawn, this is Jim.

Sean Carey:     Hi, Jim.

Jim McCubbin:     Yes, we will be reaching out and making sure that we work on our communications as this develops. The first quarter as you’re aware has been very quiet. We’ve also had to be very strategic in what we say and not say to make sure we win the awards that, and you saw, you witnessed some things that we announced today. We’re being somewhat generic. We don’t want to be protested. We don’t want to tip off our competitors to what it is we are doing and where we’re being successful. But as that news comes out and we have things to talk about, we’re going to talk about it more and if everything starts moving we’ll have a whole lot more to communicate to both our original set of stakeholders as well as potentially new set of stakeholders.

Sean Carey:     In looking at such information sources as gcn.com for Government Computer News and on, they seem to be rather bullish still on HSPD-12. I suppose that since we have this, you know, another deadline in October, our potential deadline, what is the guarantee that that deadline will be held in place. Do we start shooting federal employees if they don’t do it?

Dan Turissini:     We’re only laughing because it’s funny.

Sean Carey:     I was being serious, actually.

Jim McCubbin:     No you’re not, Shawn.

Dan Turissini:     That’s not going to happen and it’s not the employees that are at issue or holding anything up.

Sean Carey:     Even better, politicians.

Dan Turissini:     Yeah right. It’s the decision makers and the — I think what we’re looking at is one thing we’ve got to do better. We started this story talking about more of a government wide and citizen based and business to government environment and this really started talking about ACES and ECA and working with the government and all of those transactions. Unfortunately, inside the beltway, HSPD-12 had become its own animal. The rags you’re talking about like GSA and FCW, they’re all in-the-beltway papers. There’s a whole lot of more attention that needs to be paid to the First Responders, to those state and local municipalities, and what’s necessary. I was just reading this afternoon some, catching up on some of my reading, on some of the things that are going on throughout the country with the identify fraud and the problems we’re having with transactions all over the country. Somebody was showing me an article that said more than 100 million individuals have been touched by identify fraud since 2005.

Sean Carey:     I read the same article. Yeah, I saw that.

Dan Turissini:     That’s just dramatic. You know, we’ve all fall in the same thing where everything inside this beltway seems to be news but it’s really just a microcosm of what’s going on all over the place and we really need to focus on that. So that’s what we’re going back to. We’re going back to our roots and that story and we will be going around telling that story some more.

Sean Carey:     A couple of questions I’ll touch on. I was reading in the New York Times this week how the Real ID Act is being pushed forward even though some Attorney Generals for about seven states have signed off that they’re not going to comply, but I think they’re going to have to unless citizens are going to flash passports to get on a domestic flight. Are we in that space? Is that something that, I know I’ve probably asked this question before, but is that something that we’re concentrating on? Is that something that is going to flow to our bottom line at sometime in the future?

Dan Turissini:     It is a space that we’re working toward.

Sean Carey:     Okay.

Jim McCubbin:     Sean, we have a couple of more questions. We need to move on.

Sean Carey:     Okay. Thanks guys.

Steve Komar:     Thanks, Sean.

Operator:     Thank you. Your next question is coming from Frank Bianco of Veritas. Please go ahead.

Frank Bianco:     Hey guys, it’s Frank Bianco from Veritas. Can you just touch on the consulting business a little bit here and bring us up to speed on the trends there and what visibility you have going out through the end of the year and into ‘08?

Dan Turissini:     As you know, we’ve got two consulting businesses, the federal and commercial. On the federal side we’re seeing a steady and small growth in that area. I think we announced at the last phone call this managed validation and translation service which has opened a lot of doors in the systems integration and configuration of applications that are going to be ready for these credentials such as the PIV credential and the ACES and ECA credential. That’s also been increased within the Department of Defense area so we’re seeing as much and a little bit extra interest in that, not only within the government states but also in the public market. A lot of the businesses that we deal with, and I’m talking about the big integrators and some small government contractors that host data and host e-mail stuff and do back and forth transactions with the federal government, are starting to pick up in that vein. So we’re seeing a lot of that.

        On the commercial side, again still steady. We’ve not been able to on the pure commercial side with the health care industry and stuff like that, we have not gotten huge traction with porting our PKI over there but we are still seeing steady IT consulting work out of that state.

Frank Bianco:     Okay. If I’m staring at my model here, how should I project out numbers? Should I just assume modest steady growth over last year’s total?

Jim McCubbin:     Frank that may be — this is Jim – the safe bet. Last year we really focused on the whole PKI managed segment to get it up and we didn’t spend a whole lot of time or focus on that consulting segment business. We’re trying to give it a little bit more attention this year while the PKI business and segment continues to grow. As we said all along, that’s been the underlying business that’s been giving us the opportunity to fund this. I mean, while we’re looking for some growth, we haven’t also been focusing all of our attention there.

Frank Bianco:     Okay, all right. It’s good to hear.

Jim McCubbin:     I hope that helps.

Frank Bianco:     That helps and if I can get another question in? Do you want me to ask a question or just get back into queue?

Jim McCubbin:     No go ahead, Frank.

Frank Bianco:     I know that so HSPD-12 has taken a backseat to some other opportunities if you will. Can you talk about the pricing on the states or the corporate side versus the $40 to $60 range that you think this will come out on.

Jim McCubbin:     Frank you mean the differences between the DOD pricing and the, say, HSPD-12 pricing? Is that what you’re referencing?

Frank Bianco:     Yes. Start there.

Jim McCubbin:     Well as you’ve witnessed through various quarters of our market segmentation or pricing, there’s great variety in pricing going from as low as $27.50 all the way up to $150.00. More the focus on the segmentation if you look at the smaller issuances on the two to three thousand that continued to grow, they’re at much higher price points related to the DOD and higher secured environments. The higher price points are within the ECA environment, within the hopefully the First Responder environments over that of the HSPD-12 is what we’ve been witnessing. And the marketplace opportunities are just as large in both and as you can see we’ve focused our attention in the first quarter where they were spending money. Where they were spending money was associated with the ECA program and where they continued to because it’s tied into national security.

Frank Bianco:     Okay.

Jim McCubbin:     Okay?

Frank Bianco:     Yes thank you.

Jim McCubbin:     Thank you, Frank.

Operator:     Thank you. Your final question is coming from Sam Donaldson, private investor. Please go ahead.

Sam Donaldson:     First of all like one of the previous speakers I intend to stick with WidePoint. As Jim McCubbin knows I’m in my eighth year. I see no reason to give up now.

Steve Komar:     That’s great, Sam. We appreciate it.

Sam Donaldson:     Well, I believe in you. Second, you talk about acquisitions. Are you seriously considering at the moment acquisitions? I know you can’t tell us what but my real question is how would we pay for it and particularly would you consider requesting the issuance of more stock?

Steve Komar:     Sam, I have to tell you what’s happening at this end. We’re looking at one another and everyone wants to answer that question more than the other guy.

Dan Donaldson:     Well, please choose one.

Steve Komar:     I’ll restrain and I’ll let McCubbin talk to that one.

Jim McCubbin:     Sam, if and when we do an acquisition, it would have to be extremely accretive acquisition that would have a very very strong fit. We’re not in strategy mode to do a roll up or a build out and we would have to really take it to you guys to get your approval first. So, I mean, net-net, we don’t have any decisions made on doing one, on how we would do one, what we’d do if we did come across one. It would, we can tell you that if we do anything on an asset purchase or anything, it will be highly accretive for all of us together because all of us are shareholders and it wouldn’t be dilutive.

Sam Donaldson:     Good enough.

Jim McCubbin:     Okay?

Sam Donaldson:     Good enough.

Operator:     Thank you. We'll now turn the floor over to management for closing remarks.

Steve Komar:     I would just say in summary, that I think we’ve had a good call with some tough questions and also a fair amount of substantial support which I speak for all of us which we really appreciate and we’ll be working real hard to improve trends and to make future conference calls much more of a picnic and hopefully have some substantially satisfied investors as we look into the second half of the year.

        We thank you again for your support and on behalf of my comrades here I will say so long and talk to you in 90 days.

Operator:     This concludes today’s WidePoint Corporation conference call. You may now disconnect and have a wonderful day.